UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 15, 2017

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-173569	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd Edina, Minnesota	55437
(Address of principal executive offices)	(Zip Code)

(612) 328-4325

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

Effective September 15, 2017, the Board of Directors of PetVivo Holdings, Inc., a Nevada corporation (“PetVivo”) elected Wesley C. Hayne, David D. Deming and Peter Vezmar as directors of PetVivo to serve on its Board of Directors until the next regular meeting of shareholders or until their successors are elected and shall qualify.

Wesley C. Hayne is the Chief Executive Officer of PetVivo, and his summary biographical information is set forth in PetVivo’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2017.

David D. Deming, age 60, has since January 2017 been the Chief Executive Officer (CEO) of Wildfire 5G, Inc., a communications company operating next generation protected internet wireless networks. Since October 2016, he also has been Director of Business Development of Asymmetric Capital Management, LLC, a money management fund. From January 1997 to October 2016, Mr. Deming was the Chief Operating Officer (COO) of Arbor Capital Management, LLC, an investment banking and money management firm.

Peter Vezmar, age 57, has since May 2013 been the Chief Executive Officer (CEO) of Matula Enterprises, Inc., which invests in and provides advisory services to its clients regarding various business opportunities. From January 1999 to April 2013, Mr. Vezmar was Chief Executive Officer (CEO) of Adrie Trading, LLC, a privately-held company engaged in options and futures transactions.

In consideration for the agreements of Messrs. Deming and Vezmar to serve as independent directors on the PetVivo Board of Directors, PetVivo granted each of them a warrant to purchase 100,000 shares of common stock of PetVivo exercisable any time over a 5-year term at $.35 per share.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

Effective September 15, 2017 the Board of Directors of PetVivo adopted a revised set of Bylaws to govern the Company, and concurrently the Board of Directors increased the number of directors on PetVivo’s Board to seven (7) directors. The new bylaws are set forth in full on Exhibit 3.5 included with and incorporated into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.5	Revised bylaws of PetVivo Holdings, Inc. effective September 15, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: September 19, 2017	By:	/s/ John Lai
	Name:	John Lai
	Title:	President

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